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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File #333-39642) and Form S-8 filings (File #333-62891 and File #333-86161) of Amkor Technology, Inc. of our report dated January 18, 2001 relating to the combined financial statements of Amkor Technology Philippines (P1/P2), Inc. and Amkor Technologies Philippines (P3/P4), Inc. (formerly, Amkor/Anam Pilipinas, Inc. and Amkor/Advanced Packaging, Inc., respectively) which appears in the Current Report on Form 8-K, dated February 15, 2001 and the offering memorandum, prospectus or registration statement that includes or incorporates by reference that Form 8-K.

/s/ SyCip Gorres Velayo & Co.

Makati City, Philippines
February 15, 2001